Exhibit 99.1

Contact:	Sheila Davis, PR/IR Manager

641-585-6803

sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES ANNOUNCES

APPOINTMENT OF ROBERT CHIUSANO TO BOARD

-- Cash Dividend Announced --

FOREST CITY, IOWA, June 27, 2008 -- Winnebago Industries, Inc. (NYSE:WGO), has announced the appointment of a new board member. By action taken at a meeting on June 24, 2008 the Board of Directors of Winnebago Industries appointed Robert M. Chiusano to the Board effective as of October 1, 2008. Chiusano was appointed upon the recommendation of the Board’s Nominating and Governance Committee to complete the unexpired term of John E. Herlitz who passed away on March 23, 2008. Chiusano will therefore serve as a Class II director for a term expiring at the Company’s annual meeting to be held in December 2010.

Chiusano, 57, has had a long and illustrious career with Rockwell Collins, Inc. and the former Rockwell International, Cedar Rapids, IA. Retired from Rockwell Collins, he has served as Executive Vice President and Special Assistant to the CEO and Executive Vice President and Chief Operating Officer – Commercial Systems, in addition to a number of top-level management positions with both companies since joining Rockwell International in 1978. Chiusano holds a Bachelor of Science degree in Industrial Engineering from the State University of New York, Buffalo, NY and a Masters of Business Administration Degree from the University of Iowa, Iowa City, IA.

“We welcome Robert to our Board,” said Winnebago Industries’ Chairman, CEO and President Bob Olson. “We believe his vast management experience with Rockwell Collins and his background in engineering and technology will be great assets to our organization.”

In separate action, the Board of Directors declared a quarterly cash dividend of 12 cents a share, payable on October 6, 2008 to shareholders of record as of September 5, 2008.

About Winnebago Industries

Winnebago Industries, Inc. is a leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

# # #